Exhibit 99.3
DATE: February 17, 2009
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS ANNOUNCES MANAGEMENT CHANGE
MINNEAPOLIS – February 17, 2009 – American Medical Systems, Inc., (AMS) (NASDAQ: AMMD) announced today the resignation of Ross Longhini as the company’s Executive Vice President and Chief Operating Officer. Mr. Longhini joined the company in 2003 as Executive Vice President and Chief Technology Officer and in 2006 was promoted to Executive Vice President and Chief Operating Officer.
“We will miss Ross’s leadership and passion,” noted Tony Bihl, President and Chief Executive Officer. “Ross has been instrumental in building a talented team and focusing our R&D energies. Under Ross’s leadership, the company has transformed from a limited number of product offerings to the diversified portfolio of solutions we have today to address pelvic health conditions.”
With the recently announced changes in organization structure and new additions to the Executive Management Team, the company is well positioned for the future. The role of COO will not be filled going forward, and the General Managers of the company’s three businesses (Men’s Health, Women’s Health, and BPH Therapy) will now report directly to Mr. Bihl. In addition, the company will take steps to add a top technology leader to its Executive Team to reinforce the on-going commitment to being the technology leader in the Pelvic Health markets served. Mr. Longhini will serve in his current role through early April to allow for a smooth transition of his responsibilities.
Mr. Bihl further added, “I would like to personally thank Ross for supporting me during my transition into AMS over the past year. I know he will accomplish great things in his next leadership role. He is a talented executive and it has been my privilege to work with him.”
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minn., is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostate hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher-quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 320,000 patients in 2008.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2007 and its other SEC filings.

Contact:	Investor Relations:
Mark Heggestad
Executive Vice President and Chief Financial Officer
952-930-6495
Mark.Heggestad@AmericanMedicalSystems.com